Exhibit 99.2
(Furnished herewith)

Deere & Company
Other Financial Information

For the Six Months Ended April 30,	Equipment Operations		Agricultural Equipment		Commercial and Consumer Equipment		Construction and Forestry
Dollars in millions	2007	2006	2007	2006	2007	2006	2007	2006
Net Sales	$10,081	$9,720	$5,579	$4,962	$1,959	$1,948	$2,543	$2,810
Average Identifiable Assets
With Inventories at LIFO	$7,823	$7,573	$3,861	$3,686	$1,584	$1,662	$2,378	$2,225
With Inventories at Standard Cost	$8,925	$8,659	$4,599	$4,410	$1,777	$1,855	$2,549	$2,394
Operating Profit	$1,099	$1,047	$624	$491	$188	$146	$287	$410
Percent of Net Sales	10.9%	10.8%	11.2%	9.9%	9.6%	7.5%	11.3%	14.6%
Operating Return on Assets
With Inventories at LIFO	14.0%	13.8%	16.2%	13.3%	11.9%	8.8%	12.1%	18.4%
With Inventories at Standard Cost	12.3%	12.1%	13.6%	11.1%	10.6%	7.9%	11.3%	17.1%
SVA Cost of Assets	$(531)	$(520)	$(275)	$(265)	$(103)	$(111)	$(153)	$(144)
SVA	$568	$527	$349	$226	$85	$35	$134	$266

For the Six Months Ended April 30,	Financial Services
Dollars in millions	2007	2006
Net Income	$175	$406
Average Equity	$2,573	$2,420
Return on Equity	6.8%	16.8%
Operating Profit	$265	$254
Change in Allowance for Doubtful Receivables	$5	$3
SVA Income	$270	$257
Average Equity Continuing Operations	$2,573	$2,342
Average Allowance for Doubtful Receivables	$163	$146
SVA Average Equity	$2,736	$2,488
Cost of Equity	$(244)	$(223)
SVA Continuing Operations	$26	$34

The Company evaluates its business results on the basis of generally accepted accounting principles.  In addition, it uses a metric referred to as Shareholder Value Added (SVA), which management believes is an appropriate measure for the performance of its businesses.  SVA is, in effect, the pretax profit left over after subtracting the cost of enterprise capital.  The Company is aiming for a sustained creation of SVA and is using this metric for various performance goals.  Certain compensation is also determined on the basis of performance using this measure.  For purposes of determining SVA, each of the equipment segments is assessed a pretax cost of assets, which on an annual basis is approximately 11-12 percent of the segment’s average identifiable operating assets during the applicable period with inventory at standard cost.  Management believes that valuing inventories at standard cost more closely approximates the current cost of inventory and the Company’s investment in the asset.  Financial Services is assessed a pretax cost of equity, which on an annual basis is approximately 18 percent of its average equity during the period excluding the allowance for doubtful receivables.  The cost of assets or equity, as applicable, is deducted from the operating profit or added to the operating loss of the equipment segments or Financial Services to determine the amount of SVA.  For this purpose, the operating profit of Financial Services is net income before income taxes, changes to the allowance for doubtful receivables and discontinued operations.  The average equity and operating profit of Financial Services is adjusted for the allowance for doubtful receivables in order to more closely reflect credit losses on a write-off basis.

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